Exhibit 99.1

Royal Gold Reports Third Quarter Results with Record Revenue, Significant Increases in Operating Cash Flow and Earnings, and a Debt-Free Balance Sheet
DENVER, COLORADO. NOVEMBER 6, 2024: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold,” the “Company,” “we,” “us,” or “our”) reports net income of $96.2 million, or $1.46 per share, for the quarter ended September 30, 2024, ("third quarter") on record revenue of $193.8 million and operating cash flow of $136.7 million. Adjusted net income[1] was a record $96.6 million, or $1.47 per share.
“The third quarter of 2024 was another excellent quarter for Royal Gold, and our results demonstrate the leverage our business provides to a strong and rising gold price,” commented Bill Heissenbuttel, President and CEO of Royal Gold. “Solid portfolio performance underpinned our exposure to record gold prices during the quarter, and while the gold price increased 28% from the prior year, over the same period we recognized much higher increases of 40% to revenue and 46% to adjusted EBITDA. Our low and stable G&A expense insulates us from direct exposure to inflationary cost pressures and we maintained our very healthy margins with full exposure to the rising gold price over the quarter."
"During the quarter we also saw new revenue contributions from the Manh Choh and Côté Gold mines and we completely repaid our outstanding borrowings on our credit facility," continued Mr. Heissenbuttel. "Our strategy is to provide our shareholders with full exposure to portfolio growth, and we have avoided diluting our shareholders' exposure to that growth by being disciplined with respect to our use of short-term and flexible debt financing."

Third Quarter 2024 Highlights:
•Record revenue of $193.8 million, a 40% increase over the prior year period
•Operating cash flow of $136.7 million and earnings of $96.2 million; 39% and 95% increases, respectively, over the prior year period
•Record adjusted earnings of $96.6 million
•Revenue split: 76% gold, 12% silver, 9% copper
•Sales volume of 78,400 GEOs[2]
•Sustained high adjusted EBITDA margin[1] of 81%
•Repaid $50 million of debt, reducing total debt to $0
•Total available liquidity increased to approximately $1.1 billion
•Paid quarterly dividend of $0.40 per share, a 7% increase over the prior year period
•First royalty revenue recognized from the newly-producing Côté Gold and Manh Choh mines

Recent Portfolio Developments
Principal Property Updates
Notable recent updates as reported by the operators of our Principal Properties include:
Mount Milligan Guidance Maintained with Work Continuing on Site-Wide Optimization and Preliminary Economic Assessment
On October 31, 2024, Centerra Gold Inc. ("Centerra") reported that 2024 production guidance at the Mount Milligan mine in British Columbia remains unchanged at 180,000 to 200,000 ounces of gold and 55 to 65 million pounds of copper, with gold production trending towards the lower end of the range.
Centerra also reported that work continues on the site-wide optimization program, and notable achievements in the first nine months of 2024 include an improved safety record, increased availability and utilization of the haul fleet, and consistent ore supply which has led to increased mill throughput per operating day. In addition, Centerra is progressing work on a preliminary economic assessment (“PEA”) to evaluate the substantial mineral resources at Mount Milligan with a goal to unlock additional value beyond its current 2035 mine life. Centerra expects the PEA to be completed towards the end of the first half of 2025.

[1] Adjusted net income, adjusted net income per share and adjusted EBITDA margin are non-GAAP financial measures. See Schedule A of this press release for additional information, including a detailed description of adjustments to net income.
[2] See Schedule A of this press release for additional information about gold equivalent ounces, or GEOs.

Increased Water Availability at Andacollo
On October 24, 2024, Teck Resources Limited ("Teck") reported that mill throughput at the Andacollo mine in Chile improved in the third quarter driven by increased water availability. According to Teck, lower tonnes were milled at Andacollo earlier in the year due to water restrictions caused by extreme drought conditions.
Improved Mining and Milling Volumes and Continued Progress on the Expansion at Khoemacau
On October 24, 2024, MMG Limited (“MMG”) provided an update on operations at the Khoemacau mine in Botswana. MMG reported improved mining and milling volumes and higher ore grades at Zone 5 during the third quarter compared to the previous quarter. According to MMG, operations were enhanced due to the gradual onboarding of skilled labor and increased availability of equipment, and the mining sequence allowed access to higher-grade areas. Improved controls on dilution also supported the increase in ore mined grades. MMG also reported that underground development advance increased by 25% during the quarter, which MMG expects will lead to greater mining volumes, access to higher-grade mining areas, and will increase mining flexibility in the near and medium term.
MMG also reported that it expects production at Zone 5 to further ramp up over the next year, and that it is committed to accessing the higher-grade areas to achieve an annual production of 60,000 tonnes of copper in concentrate by 2026. This will be facilitated by ongoing development efforts to increase mining fronts, operational flexibility and access to higher-grade areas. These efforts will be further enhanced by constructing a paste fill plant to increase extraction rates and completion of the installation of primary vent fans.
MMG plans to expand total production capacity at Khoemacau to 130,000 tonnes of copper in concentrate per year by building a new 4.5 million tonne per year process plant, increasing Zone 5 output, and developing additional deposits. MMG expects to begin the expansion feasibility study by the end of 2024, begin construction in 2026, produce first concentrate in 2028, and reach full capacity by 2029. Any expanded production from the Zone 5 and Mango NE deposits falls within the area of interest covered by Royal Gold’s silver stream.
Plant Optimization Continuing at Pueblo Viejo
On October 16, 2024, Barrick Gold Corporation ("Barrick") issued production results for the third quarter at Pueblo Viejo in the Dominican Republic. According to Barrick, Pueblo Viejo delivered a 23% improvement in gold production in the third quarter compared to the second quarter due to continued plant optimization.
New Collective Bargain Agreement and Transition to Higher Gold Grade Ore at Peñasquito
On October 18, 2024, Newmont Corporation ("Newmont") reported that it had agreed on a new Collective Bargain Agreement (CBA) at Peñasquito in Mexico for 2024-2026 with the National Union of Mining, Metallurgical, Steel, and Similar Workers of Mexico. According to Newmont, this CBA provides a solid foundation for continuing operations at Peñasquito.
On October 23, 2024, Newmont reported that it delivered steady gold, silver, lead and zinc production in the third quarter from the Chile Colorado pit and commenced mining ore in the higher gold grade Peñasco pit, ahead of plan due to efficient stripping. Newmont expects this will result in an increase in gold production in the fourth quarter and into 2025.
Other Property Updates
Notable recent updates as reported by the operators of other select portfolio assets include:
Producing Properties
Bellevue (2% NSR royalty): On October 21, 2024, Bellevue Gold Limited (“Bellevue”) reported that the Bellevue Gold mine in Western Australia is on track to meet fiscal year 2025 gold production of 165,000 to 180,000 ounces, with production weighted to the second half of the fiscal year and reaching a rate of 200,000 ounces per year by the quarter ended June 30, 2025. Bellevue further reported that access to the sixth mining area is complete with the establishment of the Tribune Portal. The Tribune Portal provides an additional mining front and haulage decline as well as the jump-off point for the Southern Belle decline, which is a key platform for exploration and mine life extension.
Côté Gold (1% NSR royalty): IAMGOLD Corporation ("IAMGOLD") disclosed on October 15, 2024, that ramp-up of the processing plant at the Côté Gold mine in Ontario continues and is on track to achieve 90% of the design throughput rate by the end of 2024. IAMGOLD expects total gold production in 2024 to be at the lower end of the 220,000 to 290,000 ounce guidance range.
King of the Hills (1.5% NSR royalty): On October 22, 2024, Vault Minerals Limited ("Vault"), previously Red 5 Mining Limited, reported reserves and resources for the King of the Hills ("KOTH") mine in Western Australia. According to Vault, gold contained in mineral resources and reserves at KOTH was 4.1 million ounces and 2.1 million ounces, respectively, as of June 30, 2024.

Mara Rosa (1.0% NSR and 1.75% NSR royalties): On October 23, 2024, Hochschild Mining PLC (“Hochschild”) reported gold production from the Mara Rosa mine in Brazil of approximately 23,750 ounces in the third quarter. According to Hochschild, Mara Rosa steadily increased output throughout the third quarter and the plant operated consistently at full capacity in September. Hochschild further reported that 3,011 meters of resource drilling was completed below the Posse pit, and will continue in the fourth quarter.
Manh Choh (3% NSR royalty and 28% NSR royalty on silver): On November 5, 2024, Kinross (70% owner and operator) reported the first quarter of production at the Manh Choh Project in Alaska. First gold from Manh Choh was poured at the Fort Knox mill on July 8, 2024, and Kinross disclosed production of approximately 98,600 GEOs in the third quarter from the processing of 379,786 tonnes of ore at a grade of 9.13 grams per tonne.
Rainy River (6.5% gold stream, 60% silver stream): New Gold Inc. ("New Gold") reported on October 30, 2024, that the first development ore was mined from the Underground Main zone in late September, ahead of schedule, and underground mining at Intrepid continues to perform well. New Gold also reported that it is evaluating the potential for further open pit pushbacks and/or satellite pits, exploration drilling continues to advance on underground targets, and an updated NI 43-101 technical report is expected in the first quarter of 2025. New Gold further reported that gold production from the Rainy River mine in Ontario for 2024 is expected to be lower than previously planned and in the range of 230,000 to 240,000 ounces.
Voisey's Bay (2.7% net value royalty): On October 24, 2024, Vale S.A. ("Vale") reported that the second underground mine of the Voisey's Bay Mine Extension ("VBME") project in Newfoundland and Labrador, Canada, had achieved mechanical completion. According to Vale, development ore extraction at the Eastern Deeps deposit has started and the mine is continuing its scheduled production ramp up. Vale is targeting annual production from VBME of 45,000 tonnes of nickel and 20,000 tonnes of copper at full production levels.
Wassa (10.5% gold stream): On August 27, 2024, Chifeng Gold ("Chifeng") completed an Independent Competent Person's Report ("ICPR") for the Wassa Gold Mine in Ghana. According to the ICPR, open pit and underground reserves are to be mined through 2028, and the mining of potentially economic material in the Southern Extension could add multi-decades beyond the reserve life.
Development and Evaluation Properties
Back River (equivalent ~3.3% GSR royalty on the Goose Project): On September 12, 2024, B2Gold Corp. ("B2Gold") provided an update on construction status at the Goose Project in the Back River Gold District in Nunavut, Canada. According to B2Gold, development is on track for the first gold pour in the second quarter of 2025 with a ramp up to commercial production in the third quarter of 2025. B2Gold estimates that gold production in 2025 will be between 120,000 and 150,000 ounces, and the average annual production from 2026 to 2030 will be approximately 310,000 ounces per year. Royal Gold's royalty rate on the Goose Project will increase to the approximate equivalent 3.3% GSR royalty rate as certain production thresholds are met.
Great Bear (2% NSR royalty): On September 10, 2024, Kinross Gold Corporation (“Kinross”) released the results of a Preliminary Economic Assessment ("PEA") on the Great Bear Project in Ontario, which highlighted an initial mine life of approximately 12 years, and gold production of over 500,000 ounces per year in the first 8 years. Kinross also reported that additional deep drilling from surface demonstrates the continuation of mineralization at depth and the upside potential for further resource and mine life additions in the future. Kinross disclosed that exploration, permitting, and engineering work streams are continuing and is targeting first production in mid-2029.
Third Quarter 2024 Overview
For the third quarter, we recorded net income and comprehensive income of $96.2 million, or $1.46 per basic and diluted share, as compared to net income of $49.3 million, or $0.75 per basic and diluted share, for the three months ended September 30, 2023. The increase in net income was primarily attributable to higher revenue and lower interest expense, as discussed below.
For the third quarter, we recognized record total revenue of $193.8 million, comprised of stream revenue of $133.1 million and royalty revenue of $60.8 million at an average gold price of $2,474 per ounce, an average silver price of $29.43 per ounce and an average copper price of $4.18 per pound. This compares to total revenue of $138.6 million for the three months ended September 30, 2023, comprised of stream revenue of $99.0 million and royalty revenue of $39.6 million, at an average gold price of $1,928 per ounce, an average silver price of $23.57 per ounce and an average copper price of $3.79 per pound.
The increase in our total revenue resulted primarily from higher average gold, silver and copper prices compared to the prior period. Higher gold sales from Mount Milligan, higher gold and silver sales from Pueblo Viejo, higher gold, silver, zinc and lead production from Peñasquito, and new revenue of $12.6 million from non-principal royalties also contributed to the increase. These increases were partially offset by lower gold sales from Andacollo, lower production from the Cortez Legacy Zone and lower silver sales from Khoemacau when compared to the prior year period.
Cost of sales, which excludes depreciation, depletion and amortization ("DD&A"), increased to $27.2 million for the third quarter, from $21.4 million for the three months ended September 30, 2023. The increase, when compared to the prior year period, was primarily due to higher gold, silver and copper prices, higher gold sales from Mount Milligan and higher silver sales from Pueblo Viejo. The increase was partially offset by lower gold sales from Andacollo and lower silver sales from Khoemacau compared to the prior year period. Cost of sales is specific to our stream agreements and, except for Mount Milligan, is the result of our purchase of metal for a cash payment that is a set contractual percentage of the spot price for that metal near the date of metal delivery. For Mount Milligan, the cash payments under the existing stream agreement are the lesser of $435 per ounce or the prevailing market price of gold when purchased, and 15% of the spot price for copper near the date of metal delivery. Separately, and in addition to the cash payments under the existing stream agreement, the Mount Milligan Cost Support Agreement (detailed in Note 5 of our notes to consolidated financial statements in our Quarterly Report on Form 10-Q) provides for cash payments on gold and copper deliveries that are expected to begin after certain thresholds are met, or earlier, if metal prices are below certain thresholds and if requested by Centerra.
General and administrative costs increased to $10.1 million for the third quarter, from $9.9 million for the three months ended September 30, 2023. The increase was primarily due to higher non-cash stock compensation expense compared to the prior year period.
DD&A decreased to $36.2 million for the third quarter, from $40.1 million for the three months ended September 30, 2023. The decrease was primarily due to lower stream depletion rates as a result of proven and probable mineral reserve increases by our operators when compared to the prior year period, lower silver sales from Khoemacau, lower gold sales from Andacollo and lower gold production at Cortez compared to the prior year period. The decrease was partially offset by higher gold sales from Mount Milligan and higher gold and silver sales from Pueblo Viejo.
Interest and other expense decreased to $1.2 million for the third quarter, from $7.3 million for the three months ended September 30, 2023. The decrease was primarily due to lower interest expense as a result of lower average amounts outstanding under our revolving credit facility compared to the prior year period. For the three months ended September 30, 2024, amounts outstanding under our revolving credit facility averaged $14 million at an average all-in borrowing rate of 6.5% compared to average amounts outstanding of $380 million at an average all-in borrowing rate of 6.7% for the prior year period.
For the third quarter, we recorded income tax expense of $21.5 million, compared to $10.8 million for the three months ended September 30, 2023. The income tax expense resulted in an effective tax rate of 18.3% in the current period, compared with 17.8% for the three months ended September 30, 2023. The higher income tax expense for the third quarter was primarily attributable to higher income before income taxes compared to the prior year period.
Net cash provided by operating activities totaled $136.7 million for the third quarter, compared to $98.1 million for the three months ended September 30, 2023. The increase, when compared to the prior year period, was primarily due to higher stream and royalty revenue.
Net cash used in investing activities totaled $3.4 million for the third quarter, compared to approximately $0 for the three months ended September 30, 2023. The change from the comparable prior year period was primarily due to payment in the third quarter to a subsidiary of Ero Copper Corp. ("Ero") of the final $3.2 million outstanding under the commitment to support regional exploration at the Xavantina mine.
Net cash used in financing activities totaled $79.6 million for the third quarter, compared to $101.4 million for the three months ended September 30, 2023. The decrease, when compared to the prior year period, was primarily due to the repayment of outstanding borrowings on the revolving credit facility of $50 million in the third quarter, compared to $75 million in the prior year quarter.
Other Corporate Updates
Outstanding Debt Repaid and Total Available Liquidity Increased to Approximately $1.1 Billion at the end of the Third Quarter
During the third quarter, we repaid $50 million of outstanding borrowings on the $1 billion revolving credit facility, resulting in the credit facility being fully undrawn and available as of September 30, 2024. Total liquidity at the end of the third quarter was approximately $1.1 billion, which consisted of $116 million of working capital and $1 billion undrawn and available under the revolving credit facility.
Outlook for 2024

We are currently forecasting that 2024 metal sales will be within the ranges previously provided (shown in the table below), with the exception of silver. Silver sales are expected to be modestly below the low end of the guidance range primarily due to lower sales from Pueblo Viejo. Gold sales, which are the most important contributor to our results, are forecast to be at or below the midpoint of the guidance range.
We expect that DD&A expense and effective tax rate for 2024 will be within the previously-provided guidance ranges.

2024 Guidance Ranges
Total Sales:
Gold	215,000 - 230,000 oz
Silver	3.2 - 3.8 M oz
Copper	14.0 - 16.0 M lb
Other Metals	$17.0 - 20.0
DD&A	$141 - 157 M
Effective Tax Rate	17 - 22%

Property Highlights
A breakdown of revenue for the Company’s stream and royalty portfolio can be found on Table 1 for the three and nine month periods ended September 30, 2024 and September 30, 2023. Table 2 shows stream metal sales and metal sales attributable to the Company’s royalty interests for the Company’s principal stream and royalty properties. Table 3 shows Royal Gold's 2024 sales volume guidance and year to date sales volume achieved. Table 4 shows stream segment purchases and sales for the quarters ended September 30, 2024 and September 30, 2023 and inventories at September 30, 2024 and December 31, 2023. Highlights at certain of the Company’s principal producing and development properties during the quarter ended September 30, 2024, compared to the quarter ended September 30, 2023, are detailed in the Quarterly Report on Form 10-Q.

CORPORATE PROFILE
Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of September 30, 2024, the Company owned interests on 175 properties on five continents, including interests on 40 producing mines and 19 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:	Third Quarter 2024 Call Information:

Alistair Baker	Dial-In	833-470-1428 (U.S.); toll free
Senior Vice President, Investor Relations and Business Development	Numbers:	833-950-0062 (Canada); toll free 929-526-1599 (International)
(303) 573-1660	Access Code:	506691

Note: Management’s conference call reviewing the third quarter results will be held on Thursday, November 7, 2024, at 1:00 pm Eastern Time (11:00 am Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.
	Webcast URL:	www.royalgold.com under Investors, Events & Presentations
Additional Investor Information: Royal Gold routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Resources tab. Investors and other interested parties are encouraged to enroll at www.royalgold.com to receive automatic email alerts for new postings.
Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, statements regarding the following: our expected financial performance and outlook, including our 2024 guidance; operators’ expected operating and financial performance and other anticipated developments relating to their properties and operations, including production, deliveries, estimates of mineral resources and mineral reserves, environmental and feasibility studies, technical reports, mine plans, capital requirements, liquidity and capital expenditures; anticipated liquidity and capital resources; and the receipt and timing of royalty payments and metal deliveries, including deferred amounts at Pueblo Viejo.
Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: changes in the price of gold, silver, copper or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, operators’ changes to mine plans and mineral reserves and mineral resources (including updated mineral reserve and mineral resource information), liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, other adverse government or court actions, or operational disruptions; changes of control of our properties or operators; contractual issues involving our stream or royalty agreements; the timing of deliveries of metals from operators and our subsequent sales of metal; risks associated with doing business in foreign countries; increased competition for stream and royalty interests; environmental risks, including those caused by climate change; potential cyber-attacks, including ransomware; our ability to identify, finance, value, and complete acquisitions or other transactions; adverse economic and market conditions; impact of health epidemics and pandemics; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; and other factors described in our reports filed with the Securities and Exchange Commission, including Item 1A. Risk Factors of our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Most of these factors are beyond our ability to predict or control. Other unpredictable or unknown factors not discussed in this release could also have material adverse effects on forward-looking statements.
Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.
Statement Regarding Third-Party Information: Certain information provided in this press release, including production estimates, has been provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

TABLE 1
Revenue by Stream and Royalty Interests for the Three and Nine Months ended September 30, 2024 and September 30, 2023
(In thousands)

			Three Months Ended September 30,		Nine Months Ended September 30,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest[1]	2024	2023	2024	2023
Stream:
Canada
Mount Milligan	Gold, copper	35% of payable gold and 18.75% of payable copper	$56,570	$33,876	$143,704	$121,739
Rainy River	Gold, silver	6.5% of gold produced and 60% of silver produced	9,802	8,701	30,033	28,667
Latin America
Pueblo Viejo	Gold, silver	7.5% of Barrick's interest in payable gold and 75% of Barrick's interest in payable silver	$26,585	$16,688	$64,147	$62,586
Andacollo	Gold	100% of payable gold	9,652	14,644	31,949	35,401
Xavantina	Gold	25% of gold produced	10,470	6,976	29,228	17,195
Africa
Khoemacau	Silver	100% of payable silver	$7,996	$9,047	$24,148	$27,082
Wassa	Gold	10.5% of payable gold	11,977	8,296	35,322	24,576
Bogoso and Prestea	Gold	5.5% of payable gold	—	750	—	2,736
Total stream revenue			$133,052	$98,978	$358,531	$319,982
Royalty:
Canada
Voisey's Bay	Copper, nickel, cobalt	2.7% NVR	$1,598	$1,267	$4,051	$3,317
Red Chris	Gold, copper	1.0% NSR	—	—	2,617	3,170
Côté Gold	Gold	1.0 NSR	1,537	—	1,537	—
LaRonde Zone 5	Gold	2.0% NSR	911	629	2,432	1,870
Canadian Malartic	Gold	1.0%-1.5% sliding-scale NSR	233	301	314	1,334
Williams	Gold	0.97% NSR	578	531	1,417	(1,229)
Other-Canada	Various	Various	412	363	1,067	1,123
United States
Cortez
Legacy Zone	Gold	Approx. 9.4% GSR Equivalent	$13,047	$19,668	$41,610	$57,062
CC Zone	Gold	Approx. 0.45%-2.2% GSR Equivalent	2,739	2,948	7,713	9,674
Robinson	Gold, copper	3.0% NSR	5,326	1,333	10,873	5,490
Manh Choh	Gold, silver	3.0% NSR, 28% NSR (silver)	7,124	—	7,124	—
Marigold	Gold	2.0% NSR	2,244	739	4,954	2,517
Leeville	Gold	1.8% NSR	2,001	1,388	5,622	3,542
Wharf	Gold	0.0%-2.0% sliding-scale GSR	782	869	1,973	2,461
Goldstrike	Gold	0.9% NSR	377	447	1,348	1,079
Other-United States	Various	Various	491	844	2,267	3,258
Latin America
Peñasquito	Gold, silver, lead, zinc	2.0% NSR	$9,356	—	$29,863	$13,538
Dolores	Gold, silver	3.25% NSR (gold), 2.0% NSR (silver)	1,497	1,964	4,646	5,875
El Limon	Gold	3.0% NSR	1,337	1,627	4,724	4,122
Mara Rosa	Gold, silver	2.75% NSR	1,695	—	2,433	—
Other-Latin America	Various	Various	24	—	221	456
Australia
South Laverton	Gold	1.5% NSR, 4.0% NPI	$2,139	$1,647	$6,291	$5,277
King of the Hills	Gold	1.5% NSR	1,311	1,161	3,996	3,106
Bellevue	Gold	2.0% NSR	2,028	—	3,816	—
Gwalia	Gold	1.5% NSR	1,077	833	2,891	2,682
Celtic/Wonder North	Gold, silver	1.5% NSR	213	—	392	—
Other-Australia	Various	Various	708	1,054	2,112	2,810
Europe
Las Cruces	Copper	1.5% NSR (copper)	$—	$26	$—	$535
Total royalty revenue			$60,785	$39,639	$158,304	$133,069
Total revenue			$193,837	$138,617	$516,835	$453,051
1Refer to Part I, Item 2, of the Company’s Annual Report on Form 10-K for a full description of the Company’s stream and royalty interests.

TABLE 2
Stream Metal and Royalty Sales for Principal Properties

				Reported Production For The Quarter Ended[2]
Property	Operator	Current Stream/ Royalty Interest[1]	Metal(s)	Sep. 30, 2024		Jun. 30, 2024		Mar. 31, 2024		Dec. 31, 2023		Sep. 30, 2023
Stream:
Mount Milligan	Centerra	35% of payable gold	Gold	17,600	oz	16,100	oz	12,500	oz	14,000	oz	11,300	oz
		18.75% of payable copper	Copper	3.1	Mlb	3.4	Mlb	2.5	Mlb	2.4	Mlb	3.2	Mlb
Pueblo Viejo	Barrick (60%)	7.5% of Barrick's interest in payable gold	Gold	7,000	oz	5,800	oz	6,200	oz	5,000	oz	6,800	oz
		75% of Barrick's interest in payable silver[3]	Silver	332,700	oz	218,200	oz	223,000	oz	171,100	oz	150,700	oz
Andacollo	Teck	100% of payable gold	Gold	4,000	oz	4,500	oz	5,700	oz	7,000	oz	7,500	oz
Khoemacau	MMG	100% of payable silver	Silver	275,200	oz	295,500	oz	332,000	oz	323,800	oz	386,100	oz
Royalty:
Cortez	Nevada Gold Mines LLC	9.4% GSR on Legacy Zone[4]	Gold	45,300	oz	42,600	oz	68,700	oz	111,900	oz	98,800	oz
		0.45%-2.2% GSR on CC Zone[4]	Gold	116,500	oz	119,800	oz	124,900	oz	156,600	oz	120,000	oz
Peñasquito	Newmont Corporation	2.0% NSR	Gold	55,700	oz	64,200	oz	44,000	oz	25,900	oz	-	oz
			Silver	5.6	Moz	8.0	Moz	9.8	Moz	4.6	Moz	-	Moz
			Lead	36.4	Mlb	42.9	Mlb	64.9	Mlb	34.9	Mlb	-	Mlb
			Zinc	133.6	Mlb	113.3	Mlb	134.8	Mlb	33.5	Mlb	-	Mlb
1Refer to Part I, Item 2, of the Company’s Annual Report on Form 10-K for a full description of the Company’s stream and royalty interests.
2Reported production relates to the amount of stream metal sales and the metal sales attributable to the Company’s royalty interests for the stated periods and may differ from the operators’ public reporting.
3The Pueblo Viejo silver stream is determined based on a fixed metallurgical recovery of 70% of silver in mill feed.
4Approximate blended royalty rates as described in the press release “Royal Gold Announces Acquisition of Additional Royalty Interests on the World-Class Cortez Gold Complex in Nevada and Outlines Simplified Approach to Describing Royal Gold’s Multiple Royalty Interests at Cortez” issued January 5, 2023.

TABLE 3
2024 Sales Volume Guidance and Year to Date Sales Volume Achieved

		2024 Guidance	Metal Sales by Segment for the Nine Months Ended September 30, 2024
			Stream Sales[1]	Royalty Sales[2]	Total Sales

Gold	(oz)	215,000 - 230,000	118,000	51,183	169,183
Silver	(M oz)	3.2-3.8	1.9	0.5	2.4
Copper	(M lb)	14.0 - 16.0	9.0	2.9	11.9
Other Metals	(M)	$17.0 - $20.0	N/A	$15.7	$15.7

[1] Stream Sales represents physical metal sold.
[2] Royalty Sales represents royalty revenue divided by the average metal price for the period.

TABLE 4
Stream Segment Summary

	Three Months Ended September 30, 2024		Three Months Ended September 30, 2023		As of September 30, 2024	As of December 31, 2023
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	22,100	17,600	13,000	11,300	5,000	4,000
Pueblo Viejo	6,000	7,000	5,000	6,800	6,000	6,200
Andacollo	5,200	4,000	9,300	7,500	2,500	800
Other	12,400	12,100	11,700	11,900	3,500	4,200
Total	45,700	40,700	39,000	37,500	17,000	15,200

Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Pueblo Viejo[1]	89,600	332,700	171,100	150,700	89,600	223,000
Khoemacau	288,200	275,200	315,000	386,100	101,000	135,300
Other	78,900	80,300	65,800	76,900	28,500	24,800
Total	456,700	688,200	551,900	613,700	219,100	383,100

Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	3.9	3.1	2.4	3.2	0.8	—

	Nine Months Ended September 30, 2024		Nine Months Ended September 30, 2023
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)
Mount Milligan	47,100	46,200	44,200	44,000
Pueblo Viejo	18,700	18,900	19,200	22,100
Andacollo	15,900	14,100	18,300	18,500
Other	38,100	38,800	35,900	35,400
Total	119,800	118,000	117,600	120,000

Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)
Khoemacau	868,400	902,700	1,141,200	1,163,100
Pueblo Viejo[1]	640,500	773,900	684,100	850,800
Other	243,500	239,800	205,800	208,800
Total	1,752,400	1,916,400	2,031,100	2,222,700

Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)
Mount Milligan	9.8	9.0	8.4	9.4

1 Silver stream purchases do not include 115,600 ounces of silver permitted to be deferred in the three month period ending September 30, 2024, and 381,700 ounces of silver permitted to be deferred in the nine month period ending September 30, 2024, based on the terms of the Pueblo Viejo stream agreement. Total deferred deliveries were approximately 1.2 million ounces at September 30, 2024, and the timing for the delivery of the entire deferred amount is uncertain.

ROYAL GOLD, INC.
Consolidated Balance Sheets
(Unaudited, in thousands except share data)

	September 30, 2024	December 31, 2023
ASSETS
Cash and equivalents	$127,882	$104,167
Royalty receivables	50,118	48,884
Income tax receivable	10,190	2,676
Stream inventory	11,620	9,788
Prepaid expenses and other	2,295	1,911
Total current assets	202,105	167,426
Stream and royalty interests, net	3,021,324	3,075,574
Other assets	78,196	118,057
Total assets	$3,301,625	$3,361,057
LIABILITIES
Accounts payable	$13,245	$11,441
Dividends payable	26,320	26,292
Income tax payable	30,386	15,557
Other current liabilities	16,372	19,132
Total current liabilities	86,323	72,422
Debt	—	245,967
Deferred tax liabilities	132,857	134,299
Mount Milligan deferred liability	25,000	—
Other liabilities	6,517	7,728
Total liabilities	250,697	460,416
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,689,357 and 65,631,760 shares outstanding, respectively	657	656
Additional paid-in capital	2,225,788	2,221,039
Accumulated earnings	812,192	666,522
Total Royal Gold stockholders’ equity	3,038,637	2,888,217
Non-controlling interests	12,291	12,424
Total equity	3,050,928	2,900,641
Total liabilities and equity	$3,301,625	$3,361,057

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited, in thousands except share data)

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Revenue	$193,837	$138,617	$516,835	$453,051
Costs and expenses
Cost of sales (excludes depreciation, depletion and amortization)	27,192	21,351	73,116	69,738
General and administrative	10,102	9,927	32,025	30,020
Production taxes	1,520	1,671	4,550	4,934
Depreciation, depletion and amortization	36,177	40,106	110,689	124,847
Total costs and expenses	74,991	73,055	220,380	229,539
Operating income	118,846	65,562	296,455	223,512
Fair value changes in equity securities	(425)	(462)	(42)	(171)
Interest and other income	626	2,436	4,410	7,348
Interest and other expense	(1,207)	(7,285)	(8,330)	(24,867)
Income before income taxes	117,840	60,251	292,493	205,822
Income tax expense	(21,510)	(10,752)	(67,535)	(28,652)
Net income and comprehensive income	96,330	49,499	224,958	177,170
Net income and comprehensive income attributable to non-controlling interests	(88)	(162)	(343)	(509)
Net income and comprehensive income attributable to Royal Gold common stockholders	$96,242	$49,337	$224,615	$176,661
Net income per share attributable to Royal Gold common stockholders:
Basic earnings per share	$1.46	$0.75	$3.41	$2.69
Basic weighted average shares outstanding	65,670,381	65,619,406	65,652,934	65,606,681
Diluted earnings per share	$1.46	$0.75	$3.41	$2.68
Diluted weighted average shares outstanding	65,795,014	65,757,076	65,767,668	65,743,114
Cash dividends declared per common share	$0.40	$0.375	$1.20	$1.125

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Cash flows from operating activities:
Net income and comprehensive income	$96,331	$49,499	$224,958	$177,170
Adjustments to reconcile net income and comprehensive income to net cash provided by operating activities:
Depreciation, depletion and amortization	36,177	40,106	110,689	124,847
Non-cash employee stock compensation expense	2,977	2,763	9,313	7,342
Fair value changes in equity securities	425	462	42	171
Deferred tax benefit	1,489	1,128	4,908	(6,011)
Other	233	147	717	592
Changes in assets and liabilities:
Royalty receivables	(9,780)	1,730	(1,234)	14,678
Stream inventory	(716)	807	(1,832)	2,805
Income tax receivable	(4,552)	(4,646)	(7,513)	(11,182)
Prepaid expenses and other assets	710	(726)	11,240	(3,367)
Accounts payable	18	74	1,804	1,940
Income tax payable	12,283	6,890	14,830	6,428
Mount Milligan deferred liability	—	—	25,000	—
Other liabilities	1,056	(112)	(4,472)	(709)
Net cash provided by operating activities	$136,651	$98,122	$388,450	$314,704
Cash flows from investing activities:
Acquisition of stream and royalty interests	(3,427)	(8)	(55,683)	(2,678)
Proceeds from Khoemacau debt facility	—	—	25,000	—
Other	(6)	2	(91)	(149)
Net cash used in investing activities	$(3,433)	$(6)	$(30,774)	$(2,827)
Cash flows from financing activities:
Repayment of debt	(50,000)	(75,000)	(250,000)	(250,000)
Net payments from issuance of common stock	(3,132)	(1,626)	(4,564)	(1,373)
Common stock dividends	(26,314)	(24,647)	(78,917)	(73,918)
Other	(122)	(99)	(480)	(2,271)
Net cash used in financing activities	$(79,568)	$(101,372)	$(333,961)	$(327,562)
Net increase (decrease) in cash and equivalents	53,650	(3,256)	23,715	(15,685)
Cash and equivalents at beginning of period	$74,232	$106,157	104,167	118,586
Cash and equivalents at end of period	$127,882	$102,901	$127,882	$102,901

Schedule A – Non-GAAP Financial Measures and Certain Other Measures
Overview of non-GAAP financial measures:
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.
We have provided below reconciliations of our non-GAAP financial measures to the comparable GAAP measures. We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We use these non-GAAP financial measures to compare period-over-period performance on a consistent basis and when planning and forecasting for future periods. We believe these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. The adjustments made to calculate our non-GAAP financial measures are subjective and involve significant management judgement. Non-GAAP financial measures used by management in this release or elsewhere include the following:
1.Adjusted earnings before interest, taxes, depreciation, depletion and amortization, or adjusted EBITDA, is a non-GAAP financial measure that is calculated by the Company as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. We consider adjusted EBITDA to be useful because the measure reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations.
2.Net debt (or net cash) is a non-GAAP financial measure that is calculated by the Company as debt (excluding debt issuance costs) as of a date minus cash and equivalents for that same date. Net debt (or net cash) to trailing twelve months (TTM) adjusted EBITDA is a non-GAAP financial measure that is calculated by the Company as net debt (or net cash) as of a date divided by the TTM adjusted EBITDA (as defined above) ending on that date. We believe that these measures are important to monitor leverage and evaluate the balance sheet. Cash and equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. A limitation associated with using net debt (or net cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe that investors may find these measures useful to monitor leverage and evaluate the balance sheet.
3.Adjusted net income and adjusted net income per share are non-GAAP financial measures that are calculated by the Company as net income and net income per share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliations below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations. The tax effect of adjustments is computed by applying the statutory tax rate in the applicable jurisdictions to the income or expense items that are adjusted in the period presented. If a valuation allowance exists, the rate applied is zero.
4.Free cash flow is a non-GAAP financial measure that is calculated by the Company as net cash provided by operating activities for a period minus acquisition of stream and royalty interests for that same period. We believe that free cash flow represents an additional way of viewing liquidity as it is adjusted for contractual investments made during such period. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe it is important to view free cash flow as a complement to our consolidated statements of cash flows.
5.Cash general and administrative expense, or cash G&A, is a non-GAAP financial measure that is calculated by the Company as general and administrative expenses for a period minus non-cash employee stock compensation expense for the same period. We believe that cash G&A is useful as an indicator of overhead efficiency without regard to non-cash expenses associated with employee stock compensation.

Reconciliation of non-GAAP financial measures to U.S. GAAP measures
Adjusted EBITDA, Adjusted EBITDA margin, net debt, and net debt to TTM adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands)	2024	2023	2024	2023
Net income and comprehensive income	96,330	$49,499	$224,958	$177,170
Depreciation, depletion and amortization	36,177	40,106	110,689	124,847
Non-cash employee stock compensation	2,977	2,763	9,313	7,342
Fair value changes in equity securities	425	462	42	171
Other non-recurring adjustments	—	—	—	2,440
Interest and other, net	581	4,849	3,920	17,519
Income tax expense	21,510	10,752	67,535	28,652
Non-controlling interests in operating income of consolidated subsidiaries	(88)	(162)	(343)	(509)
Adjusted EBITDA	$157,912	$108,269	$416,114	$357,632
Net income margin	50%	36%	44%	39%
Adjusted EBITDA margin	81%	78%	81%	79%

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,
(amounts in thousands)	2024	2024	2024	2023
Net income and comprehensive income	$96,330	$81,320	$47,309	$62,963
Depreciation, depletion and amortization	36,177	35,747	38,765	40,090
Non-cash employee stock compensation	2,977	3,348	2,988	2,354
Fair value changes in equity securities	425	63	(447)	(25)
Interest and other, net	581	1,709	1,630	3,396
Income tax expense	21,510	18,991	27,033	13,356
Non-controlling interests in operating income of consolidated subsidiaries	(88)	(112)	(143)	(183)
Adjusted EBITDA	$157,912	$141,066	$117,135	$121,951
Net income margin	50%	47%	32%	41%
Adjusted EBITDA margin	81%	81%	79%	80%

TTM adjusted EBITDA	$538,064

Debt	$—
Cash and equivalents	(127,882)
Net debt / (cash)	$(127,882)

Net debt / (cash) to TTM adjusted EBITDA	(0.24)x
Cash G&A:

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands)	2024	2023	2024	2023
General and administrative expense	$10,102	$9,927	$32,025	$30,020
Non-cash employee stock compensation	(2,977)	(2,763)	(9,313)	(7,342)
Cash G&A	$7,125	$7,164	$22,712	$22,678

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,
(amounts in thousands)	2024	2024	2024	2023
General and administrative expense	$10,102	$10,511	$11,412	$9,741
Non-cash employee stock compensation	(2,977)	(3,348)	(2,988)	(2,354)
Cash G&A	$7,125	$7,163	$8,424	$7,387

TTM cash G&A	$30,099
Adjusted net income and adjusted net income per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands, except per share data)	2024	2023	2024	2023
Net income and comprehensive income attributable to Royal Gold common stockholders	$96,242	$49,337	$224,615	$176,661
Fair value changes in equity securities	425	462	42	171
Other non-recurring adjustments	—	—	—	2,440
Discrete tax expense related to Mount Milligan Cost Support Agreement	—	—	13,008	—
Other discrete tax expense (benefit)	—	—	1,279	(8,462)
Tax effect of adjustments	(113)	(122)	(11)	(692)
Adjusted net income and comprehensive income attributable to Royal Gold common stockholders	$96,554	$49,677	$238,933	$170,118

Net income attributable to Royal Gold common stockholders per diluted share	$1.46	$0.75	$3.41	$2.68
Fair value changes in equity securities	0.01	0.01	—	—
Other non-recurring adjustments	—	—	—	0.04
Discrete tax expense related to Mount Milligan Cost Support Agreement	—	—	0.20	—
Other discrete tax expense (benefit)	—	—	0.02	(0.13)
Tax effect of adjustments	$—	$—	$—	$(0.01)
Adjusted net income attributable to Royal Gold common stockholders per diluted share	$1.47	$0.76	$3.63	$2.58
Free cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands)	2024	2023	2024	2023
Net cash provided by operating activities	$136,651	$98,122	$388,450	$314,704
Acquisition of stream and royalty interests	(3,427)	(8)	(55,683)	(2,678)
Free cash flow	$133,224	$98,114	$332,767	$312,026

Net cash used in investing activities	$(3,433)	$(6)	$(30,774)	$(2,827)
Net cash used in financing activities	$(79,568)	$(101,372)	$(333,961)	$(327,562)
Other measures
We use certain other measures in managing and evaluating our business. We believe these measures may provide useful information to investors for analysis of our business. We use these measures to compare period-over-period performance and liquidity on a consistent basis and when planning and forecasting for future periods. We believe these measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. Other measures used by management in this release and elsewhere include the following:
1.Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average LBMA PM fixing price for gold for that same period.
2.Depreciation, depletion, and amortization, or DD&A, per GEO is calculated by the Company as depreciation, depletion, and amortization for a period divided by GEOs (as defined above) for that same period.
3.Working capital is calculated by the Company as current assets as of a date minus current liabilities as of that same date. Liquidity is calculated by the Company as working capital plus available capacity under the Company’s revolving credit facility.
4.Dividend payout ratio is calculated by the Company as dividends paid during a period divided by net cash provided by operating activities for that same period.
5.Operating margin is calculated by the Company as operating income for a period divided by revenue for that same period.